Exhibit 99.1

News Release

AMERIS BANCORP ANNOUNCES COMMENCEMENT

OF Subordinated Notes OFFERING

MOULTRIE, Ga., March 6, 2017 / PRNewswire / — Ameris Bancorp (Nasdaq: ABCB) (the “Company”), the parent holding company of Ameris Bank (the “Bank”), announced today that it has commenced an underwritten public offering of approximately $75 million in aggregate principal amount of its fixed-to-floating rate subordinated notes due 2027 (the “Notes”).

Stephens Inc. will serve as the book-running manager for the offering. The Notes will be issued pursuant to a prospectus supplement and prospectus filed as part of an effective shelf registration statement filed with the U.S. Securities and Exchange Commission (“SEC”) on Form S-3 (File No. 333-216254). The Company expects to use the net proceeds of this offering to repay existing indebtedness under its revolving credit agreement and for general corporate purposes, which may include providing capital to support its growth organically or through strategic acquisitions, financing investments and capital expenditures, and for investments in the Bank as regulatory capital.

Additional Information Regarding the Offering

This press release is for informational purposes only and is not an offer to sell or the solicitation of an offer to buy any securities of the Company, which is made only by means of a prospectus supplement and related base prospectus, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The Company has filed a registration statement (including a prospectus supplement) with the SEC for the offering to which this communication relates. Prospective investors, including current shareholders interested in participating in the offering, should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents that the Company has filed with the SEC for more complete information about the Company and the offering. These documents are available at no charge by visiting the SEC’s website at http://www.sec.gov. The offering will be made only by means of a prospectus, copies of which may be obtained from Stephens Inc., 111 Center Street, Little Rock, Arkansas 72201, Attn: Syndicate by calling toll-free at (800) 643-9691.

About Ameris Bancorp

Ameris Bancorp is a bank holding company headquartered in Moultrie, Georgia. The Company’s banking subsidiary, Ameris Bank, had 97 locations in Georgia, Alabama, northern Florida and South Carolina at the end of the most recent quarter.

The Company’s common stock trades on the NASDAQ Global Select Market under the symbol “ABCB”.

Forward-Looking Statements

This news release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “believe”, “estimate”, “expect”, “intend”, “anticipate” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements and are referred to the Company’s periodic filings with the SEC for a summary of certain factors that may impact the Company’s results of operations and financial condition.

For more information contact:

Dennis J. Zember Jr.

Executive Vice President, CFO & COO

(229) 890-1111